UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

WeWork Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-1144904
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

75 Rockefeller Plaza, 10th Floor New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A Common Stock Purchase Rights	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

The Board of Directors (the “Board”) of WeWork Inc. (the “Company”), a Delaware corporation, has taken actions to facilitate the Company’s ability to preserve its net operating losses and certain other tax attributes. In connection therewith, on April 7, 2023, the Board declared a dividend of (a) one Class A right (a “Class A Right”) in respect of each share of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Shares”), and (b) one Class C right (a “Class C Right” and, together with the Class A Rights, the “Rights”) in respect of each share of the Company’s Class C common stock, par value $0.0001 per share (the “Class C Common Shares”). The dividend is payable on April 18, 2023, to the Company’s stockholders of record on that date.

The terms of the Rights and the rights plan are set forth in a Tax Asset Preservation Plan, dated as of April 7, 2023, by and between the Company and Continental Stock Transfer & Trust Company, as rights agent.

If the Rights become exercisable, (a) each Class A Right would allow its holder to purchase from the Company one ten-thousandth of a Class A Common Share for a purchase price equal to the quotient of $8.00 divided by 10,000 and (b) each Class C Right would allow its holder to purchase from the Company one ten-thousandth of a Class C Common Share for a purchase price equal to the quotient of $8.00 divided by 10,000. Prior to exercise, a Right does not give its holder any dividend, voting or liquidation rights.

The Rights are in all respects subject to and governed by the provisions of the Tax Asset Preservation Plan, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01 and 3.03 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 7, 2023 and is qualified in its entirety by reference to the full text of the Tax Asset Preservation Plan.

Item 2. Exhibits.

Exhibit No.	Description of Exhibit

4.1	Tax Asset Preservation Plan, dated as of April 7, 2023, between WeWork Inc. and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 7, 2023).

99.1	Press Release Announcing the Tax Asset Preservation Plan, dated April 7, 2023 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 7, 2023).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 7, 2023

WEWORK INC.

By:	/s/ Pamela Swidler
Name: Pamela Swidler
Title: Chief Legal Officer, Chief Compliance Officer and Secretary